Exhibit 99.1

PRESS RELEASE

Investor Contact:

Paul Surdez, Catalent, Inc.

(732) 537-6325

investors@catalent.com

Catalent Regains Compliance with NYSE Continued Listing Standards

December 15, 2023 SOMERSET, N.J.— Catalent, Inc. (“Catalent” or the “Company”) (NYSE: CTLT) announced today that the Company has received written notification (“Notice”) from the New York Stock Exchange (“NYSE”) that it has officially regained compliance with the NYSE continued listing standards.

Following the filing by the Company on December 8, 2023 of its Annual Report on Form 10-K for the year ended June 30, 2023 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, the NYSE’s Notice cured Catalent of the previously disclosed non-compliance with exchange listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual and removed the Company from the noncompliant issuers list on the NYSE website at www.nyse.com.

About Catalent

Catalent, Inc. (NYSE: CTLT), is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply approximately 70 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of nearly 18,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $4.3 billion in revenue in its 2023 fiscal year. For more information, visit www.catalent.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation with respect to the

Company’s compliance with the continued listing requirements of the NYSE listing standards. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual future events, results or achievements to be materially different from the Company’s expectations and projections expressed or implied by the forward-looking statements. Important factors include, but are not limited to, those discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, and the Company’s other filings with the SEC. Forward-looking statements speak only as of the date of this press release and are based on information available to the Company as of the date of this press release, and the Company assumes no obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

###